UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 17, 2015

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

5130 Hacienda Drive, Dublin, California, 94568
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, California 94568 (925) 965-4400

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The employment and officer position of Douglas Baker, President and Chief Merchandising Officer, dd’s DISCOUNTS, a division of Ross Stores, Inc., terminated effective at the close of business on January 31, 2015.

(e) Ross Stores, Inc. (the “Company”) and Mr. Baker entered into an agreement regarding his employment termination (the “Severance Agreement”). The Severance Agreement was finalized and fully executed on February 17, 2015. Under the Severance Agreement, Mr. Baker will continue to receive his salary of $960,000 per year through March 31, 2017, which was the end date under his prior executive employment contract. He will also receive annual bonuses for that same period (subject to Company performance and capped at 100% of a bonus target of 75% of salary). In addition, Mr. Baker will vest in 37,066 shares of restricted stock (granted on March 17, 2010) and 5,647 shares from performance share awards (granted on March 14, 2012), that had been scheduled to vest in March 2015. The Severance Agreement provides that the non-compete, non-solicitation of employees, and non-solicitation of third parties provisions of his executive employment agreement will remain in full force and effect for a period of 24 months following his termination of employment. In conjunction with the Severance Agreement, Mr. Baker also provided a general release of claims to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2015

ROSS STORES, INC.
Registrant

By:	/s/K. Jew
Ken Jew
Group Vice President, Corporate Counsel and Assistant Corporate
Secretary